EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


April 8, 2002


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated April 8, 2002 of RateXchange Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in the second, third and fourth paragraphs as they relate to matters between RateXchange Corporation and Arthur Andersen LLP.

Very truly yours,

ARTHUR ANDERSEN LLP




By
   Jeffrey M. Jarczyk

cc: Mr. D. Jonathan Merriman, Chief Executive Officer, RateXchange Corporation Mr. Gregory S. Curhan, Chief Financial Officer, RateXchange Corporation